Guided Therapeutics, Inc.
 4955 Avalon Ridge Pkwy, Suite 300
Norcross, Georgia

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Guided Therapeutics, Inc. Announces the Appointment of Former Delta Air Lines CEO Ronald W. Allen to Board of Directors

    NORCROSS, GA (September 4, 2008) - Guided Therapeutics, Inc. (GT) (Pink Sheets: GTHP) today announced that Ronald W. Allen has been named to the company's board of directors. Mr. Allen is former Chairman of the Board, President, and Chief Executive Officer of Delta Air Lines, Inc.

    "We are delighted to have someone of Mr. Allen's business stature on our board of directors," said Mark L. Faupel, Ph.D., GT President and CEO. "He brings a unique perspective and wealth of experience that any company would value."

    "I have a keen interest in fostering the development of technology that improves quality of life," said Mr. Allen. "I believe that the current work carried out by Guided Therapeutics has the potential to save the lives of thousands of women worldwide through earlier cancer detection and treatment."

    Mr. Allen retired as Delta's chairman of the board, president and chief executive officer in July 1997, and had been its chairman of the board and chief executive officer since 1987. He is a director of The Coca-Cola Company, Aaron Rents, Inc., Aircastle Limited and Interstate Hotels & Resorts, Inc. He is also a board member of the St. Joseph's Translational Research Institute, which endeavors to turn new medical discoveries into tangible cures.

About Guided Therapeutics

    Guided Therapeutics, Inc. (Pink Sheets: GTHP) is developing a rapid and painless test for the early detection of disease that leads to cervical cancer. The technology is designed to quickly eliminate false positive Pap and HPV results and discover cervical disease missed by existing tests. Unlike Pap and HPV tests, the device does not require a painful tissue sample and results are known immediately. The company also owns technology for measuring substances in interstitial fluid, a secondary circulatory system in the body that surrounds the cells. For more information, visit GT's web site www.guidedtherapeutics.com.

The Guided Therapeutics LightTouch™ Non-invasive Cervical Cancer Detection Device is an investigational device and is limited by federal law to investigational use.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics's actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading "Risk Factors" in Guided Therapeutics's reports filed with the SEC, including Guided Therapeutics's Annual Report on Form 10-K for the fiscal year ended December 31, 2007.